As filed with the Securities and Exchange Commission on June 28, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

AND

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENTS

NO. 333-104495 AND NO. 333-104492

AND

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENTS

NO. 333-102590, NO. 333-111549, NO. 333-112522 AND NO. 333-118364

UNDER

THE SECURITIES ACT OF 1933

K2 INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2077125
(State of Incorporation)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices)

K2 Inc. 2005 Long-Term Incentive Plan

(Full title of the plan)

Monte H. Baier

Vice President, General Counsel and Secretary

K2 Inc.

5818 El Camino Real

Carlsbad, California 92008

(760) 494-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of RegistrationFee(3)(5)
Common Stock, par value $1.00 per share to be issued under the K2 Inc. 2005 Long-Term Incentive Plan (1)(2)	1,059,012	(4)	$11.42	$12,097,457.45	$1,253.25

(1)	This registration statement is (a) a new registration statement; (b) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-104495) as filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2003 (the “Rawlings LTIP Registration Statement”); (c) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-104492) as filed with the Commission on April 11, 2003 (the “Rawlings Non-Employee Directors Registration Statement”); (d) Post-Effective Amendment No. 2 to the registrant’s registration statement on Form S-4 on Form S-8 (File No. 333-102590) as filed with the Commission on June 12, 2003 (the “Assumed Option Rawlings Registration Statement”, and collectively with the Rawlings LTIP Registration Statement and the Rawlings Non-Employee Directors Registration Statement, the “Rawlings Registration Statements”); (e) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-111549) as filed with the Commission on December 24, 2003 (the “Brass Eagle Registration Statement”); (f) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-112522) as filed with the Commission on February 5, 2004 (the “Fotoball Registration Statement”); and (g) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-118364) as filed with the Commission on August 19, 2004 (the “Marmot Registration Statement” and, collectively with the Rawlings Registration Statements, the Brass Eagle Registration Statement, the Fotoball Registration Statement and the Marmot Registration Statement, the “Registration Statements”). The offer and sale of 1,059,012 shares registered hereby were previously registered for sale under (a) the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan (the “Rawlings LTIP Plan”) pursuant to the Rawlings LTIP Registration Statement, (b) the Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors’ Stock Plan (the “Rawlings Non-Employee Director Plan”) under the Rawlings Non-Employee Directors Registration Statement, (c) the Brass Eagle, Inc. 1997 Stock Option Plan (the “Brass Eagle Plan”) pursuant to the Brass Eagle Registration Statement, (d) the Fotoball USA Inc. 1998 Stock Option Plan (the “Fotoball Plan”) pursuant to the Fotoball Registration Statement and (e) the Marmot Mountain, Ltd. 2000 Stock Incentive Plan (the “Marmot Plan”) (the Rawlings LTIP Plan, the Rawlings Non-Employee Directors Plan, the Brass Eagle Plan, the Fotoball Plan and the Marmot Plan are collectively referred herein as the “Plans”) pursuant to the Marmot Registration Statement. The shares described above have been previously registered and the registration fees for those shares paid as part of the registration fees paid with respect to the Registration Statements are carried over to this registration statement in accordance with the principles set forth in Instruction E to Form S-8 and Interpretation 89 under Section G, “Securities Act Forms” of the Manual Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented through September 2004) (the “Instruction and Interpretation”).
(2)	Includes associated preferred share rights to purchase shares of the Registrant’s common stock pursuant to the Registrant’s shareholder rights plan, which rights are not separable from the shares of common stock and are not currently exercisable.
(3)	The proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee shown are a combination of the respective amounts used in calculating the registration fee carried over from the Registration Statements:

Registration Statement	Total Shares Originally Registered	Number of Shares Carried Over	Proposed Maximum Offering Price per Share(A)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
No. 333-102590	424,933	253,824	$8.31		$2,109,277.44	$	N/A
No. 333-104495	116,098	116,098	8.31		964,774.38		78.05
No. 333-104492	130,560	122,460	8.31		1,017,642.60		87.77
No. 333-111549	368,295	335,214	13.99		4,689,643.86		416.83
No. 333-112522	162,584	81,621	16.77		1,368,784.17		345.45
No. 333-118364	197,409	149,795	13.00		1,947,335.00		325.15
Total	1,399,879	1,059,012	11.42	(B)	12,097,457.45		1,253.25

(A)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457 (c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common shares of beneficial shares of K2 Inc. as reported on with respect to the shares carried over from (i) the Rawlings LTIP Registration Statement on April 11, 2003; (ii) the Rawlings Non-Employee Directors Registration Statement on April 11, 2003; (iii) the Assumed Options Rawlings Registration Statement on June 12, 2003; (iv) the Brass Eagle Registration Statement on December 24, 2003; (v) the Fotoball Registration Statement on February 5, 2004; and (vi) the Marmot Registration Statement on August 19, 2004.
(B)	Weighted average offering price per share based on the number of shares carried over.
(4)	This registration statement shall also cover any of the registrant’s common shares that become issuable under the Registrant’s K2 Inc. 2005 Long-Term Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.
(5)	As described in notes 1 and 2 above, $1,253.25 of the registration fee was previously paid with the Registration Statements. No additional filing fee is due under this registration statement.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

INDEMNIFICATION OF DIRECTORS AND OFFICERS

EXHIBITS

UNDERTAKINGS

SIGNATURES

POWER OF ATTORNEY

EXHIBIT INDEX

EXHIBIT 4.1

EXHIBIT 4.2

EXHIBIT 5.1

EXHIBIT 23.1

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

K2 Inc. (“K2”) has filed this registration statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 1,059,012 common shares, par value $1.00 per share, of beneficial interest in K2 pursuant to its K2 Inc. 2005 Long-Term Incentive Plan. This registration statement is (a) a new registration statement; (b) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-104495) as filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2003 (the “Rawlings LTIP Registration Statement”); (c) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-104492), as filed with the Commission on April 11, 2003 (the “Rawlings Non-Employee Directors Registration Statement”); (d) Post-Effective Amendment No. 2 to the registrant’s registration statement on Form S-4 on Form S-8 (File No. 333-102590) as filed with the Commission on June 12, 2003 (the “Assumed Option Rawlings Registration Statement”, and collectively with the Rawlings LTIP Registration Statement and the Rawlings Non-Employee Directors Registration Statement, the “Rawlings Registration Statements”); (e) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-111549) as filed with the Commission on December 24, 2003 (the “Brass Eagle Registration Statement”); (f) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-112522) as filed with the Commission on February 5, 2004 (the “Fotoball Registration Statement”); and (g) Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-8 (File No. 333-118364) as filed with the Commission on August 19, 2004 (the “Marmot Registration Statement” and, collectively with the Rawlings Registration Statements, the Brass Eagle Registration Statement, the Fotoball Registration Statement and the Marmot Registration Statement are collectively referred herein as the “Registration Statements”). The offer and sale of 1,059,012 shares registered hereby were previously registered for sale under (a) the Rawlings Sporting Goods Company, Inc. 1994 Incentive Plan pursuant to the Rawlings LTIP Registration Statement, (b) the Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors’ Stock Plan under the Rawlings Non-Employee Directors Registration Statement, (c) the Brass Eagle, Inc. 1997 Stock Option Plan pursuant to the Brass Eagle Registration Statement, (d) the Fotoball USA Inc. 1998 Stock Option Plan pursuant to the Fotoball Registration Statement and (e) the Marmot Mountain, Ltd. 2000 Stock Incentive Plan pursuant to the Marmot Registration Statement.

The K2 Inc. 2005 Long-Term Incentive Plan was approved and adopted by the Compensation Committee of the Board of Directors of K2 as of April 28, 2005 to supersede and replace the Plans. K2 desires to have the common shares registered hereunder and issuable pursuant to the K2 Inc. 2005 Long-Term Incentive Plan to include those common shares described above whose offer and sale were registered under the Registration Statements and are carried over to this registration statement. Following the filing of this registration statement, the shares carried over from the Registration Statements are no longer available for new awards under the Plans.

Consequently, in accordance with the Instruction and Interpretation: (a) K2 Inc. is carrying over from the Registration Statements and registering the offer and sale of 1,059,012 common shares, par value $1.00 per share, under the K2 Inc. 2005 Long-Term Incentive Plan pursuant to this registration statement; (b) $1,253.25 of the registration fee allocable to the shares carried over from the Registration Statements and paid in connection with the Registration Statements is carried over in this registration statement; and (c) the Registration Statements are being amended on a post-effective basis to describe the replacement of the Plans pursuant to this registration statement by the K2 Inc. 2005 Long-Term Incentive Plan.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated herein by reference, and made a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the period ended December 31, 2004;

•	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2005;

•	The Registrant’s Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the Commission on January 21, 2005, February 17, 2005, May 13, 2005, May 13, 2005 and May 24, 2005;

•	The description of Registrant common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 21, 1989, as amended, the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 9, 1999, and the Registrant’s Registration Statement on Form S-4, filed with the Commission on February 25, 2003, including any amendment or report filed for the purpose of updating such description; and

•	The description of the Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 9, 1999, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as a director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

Article 17 of the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer’s claim for payment; (e) the rights conferred in the Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense. As permitted by the Restated Certificate, the Registrant maintains such insurance at the Registrant’s expense to protect its directors and officers. The Registrant has also entered into customary indemnification agreements with each of its directors.

Pursuant to indemnification agreements entered into with its directors and certain of its executive officers, the Registrant has agreed to indemnify such officers and directors to the fullest extent permitted by applicable law, and to advance reasonable expenses, if any of them becomes a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding, by reason of any occurrence related to (a) the fact that the person is or was a director, officer or agent of the Registrant, or while a director, officer or agent, is or was serving at the request of the Registrant as a director, officer, employee, trustee, agent, limited partner, member or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Registrant (including any corporation acquired by the Registrant) or of another enterprise at the request of such predecessor corporation or (b) anything done or not done by such person in any such capacity, whether or not the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Registrant, as described above, each upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

The Registrant’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period.

EXHIBITS

Exhibit Number	Description
4.1	K2 Inc. 2005 Long-Term Incentive Plan

4.2	Agreements used in connection with grants to employees and non-employee directors under the K2 Inc. 2005 Long-Term Incentive Plan

5.1	Opinion of Monte H. Baier, Vice President, General Counsel and Secretary to K2 Inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Monte H. Baier, Vice President, General Counsel and Secretary to K2 Inc., is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages

UNDERTAKINGS

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on June 28, 2005.

K2 INC.

By:	/S/ RICHARD J. HECKMANN
Richard J. Heckmann
Chief Executive Officer,
Director and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard J. Heckmann, Dudley W. Mendenhall and Monte H. Baier, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date
/S/ RICHARD J. HECKMANN Richard J. Heckmann	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	June 28, 2005

/S/ DUDLEY W. MENDENHALL Dudley W. Mendenhall	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 28, 2005

/S/ WILFORD D. GODBOLD, JR. Wilford D. Godbold, Jr.	Director	June 28, 2005

/S/ ROBIN E. HERNREICH Robin E. Hernreich	Director	June 28, 2005

/S/ LOU L. HOLTZ Lou L. Holtz	Director	June 28, 2005

/S/ STEWART M. KASEN Stewart M. Kasen	Director	June 28, 2005

/S/ ANN MEYERS Ann Meyers	Director	June 28, 2005

/S/ ALFRED E. OSBORNE, JR. Alfred E. Osborne, Jr.	Director	June 28, 2005

/S/ DAN QUAYLE Dan Quayle	Director	June 28, 2005

/S/ EDWARD F. RYAN Edward F. Ryan	Director	June 28, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1	K2 Inc. 2005 Long-Term Incentive Plan

4.2	Agreements used in connection with grants to employees and non-employee directors under the K2 Inc. 2005 Long-Term Incentive Plan

5.1	Opinion of Monte H. Baier, Vice President, General Counsel and Secretary to K2 Inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Monte H. Baier, Vice President, General Counsel and Secretary to K2 Inc., is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages